Offer by

THE ASIA TIGERS FUND, INC.

To Repurchase for Cash

up to 5% of the Fund’s Outstanding Shares of

Common Stock

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON JANUARY 17, 2014 (“REPURCHASE REQUEST DEADLINE”)

THIS REPURCHASE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO REPURCHASE AND IN THE LETTER OF TRANSMITTAL.

December 27, 2013

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated December 27, 2013, of The Asia Tigers Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, diversified management investment company (the “Fund”), and a related Letter of Transmittal (which together constitute the “Offer to Repurchase”), pursuant to which the Fund is offering to repurchase up to 5% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), upon the terms and conditions set forth in the Repurchase Offer. The Fund has established a record date of December 20, 2013, for identifying stockholders eligible to receive Repurchase Offer materials.

Aberdeen Asset Management Asia Limited (“AAMAL” or the “Investment Manager”) serves as the Fund’s investment manager. AAMAL is an affiliate of Aberdeen Asset Management PLC. AAMAL is a Singapore corporation and a registered investment adviser under the Investment Advisers Act of 1940. AAMAL has served as the Fund’s Investment Manager since December 19, 2011. The principal business address of Aberdeen Asset Management Asia Limited is 21 Church Street #01-01, Capital Square Two, Singapore 049480.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

(1) The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 100% of the net asset value (the “NAV”) per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on January 24, 2014 (the “Repurchase Pricing Date”), minus a repurchase fee (the “Repurchase Fee”) equal to 2% of the net asset value per Share. The Fund’s Shares have at times traded at a premium to the Fund’s NAV per Share. It may not be in a Stockholder’s interest to tender Shares in connection with the Repurchase Offer if the Shares are trading at a premium. The market price of the Shares can and does fluctuate. Accordingly, on the Repurchase Pricing Date, the market price of the Shares may be above or below the Fund’s NAV per Share. The Fund’s NAV and the market price of the Fund’s Common Stock, can be obtained from Georgeson Inc., the Fund’s Information Agent, by calling toll free at 1-877-847-1383 or, for banks and brokers, at 212-440-9800.

(2) The Repurchase Offer is not conditioned upon any minimum number of Shares being tendered.

(3) If the Repurchase Offer is not suspended or postponed, the Fund will purchase all Shares validly tendered prior to 5:00 p.m., New York City time, on January 17, 2014, the Repurchase Request Deadline, provided that the number of Shares tendered by all stockholders does not exceed 5% of the Fund’s outstanding Shares. In the event that more than 5% of the Fund’s outstanding Shares are tendered, the Fund will either (1) increase the number of Shares that the Fund is offering to repurchase by an amount not to exceed 2% of the Shares outstanding on the Repurchase Request Deadline, or (2) purchase 5% of the Fund’s outstanding Shares on a pro rata basis.

(4) Tendering Stockholders will not be obligated to pay brokerage commissions or, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Repurchase Offer.

(5) Your instructions to us should be forwarded in ample time before the Repurchase Request Deadline, January 17, 2014, to permit us to submit a tender on your behalf. Instructions received after this date will not be honored.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE REPURCHASE OFFER.

The Repurchase Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Repurchase Offer would not be in compliance with the applicable law. In addition, any tender of Shares must comply with Rule 14e-4 of the Securities Exchange Act of 1934, as amended (the “Short Tender Rule”).

Neither the Fund, its Board of Directors nor the Investment Manager to the Fund is making any recommendation to any Stockholder whether to tender or refrain from tendering Shares in the Repurchase Offer. Each Stockholder is urged to read and evaluate the Repurchase Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer to Repurchase, dated December 27, 2013 relating to The Asia Tigers Fund, Inc. (the “Fund”) to purchase up to 5% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”).

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

Shares

Enter number of Shares to be tendered.

SIGNATURE BOX

(Signature(s))

(Please print Name(s) and Address here)

(Area Code and Telephone No.)

(Taxpayer Identification (Social Security) Number)

Date:

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